Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENTS

RECITALS

A.       On or about January 5, 2004, Robin K. Sheeley (“Sheeley”) and Photo Control Corporation (“PCC” or “Company”) entered into an Employment Agreement (the “Sheeley Agreement”).

B.       On or about August 31, 2004, PCC changed its name to Nature Vision, Inc. in connection with a merger.

C.       Pursuant to the respective terms, the Sheeley Agreement will expire on December 31, 2006.

D.       Company desires to retain the services of Sheeley beyond December 31, 2006, and, therefore, the parties agree to amend the Sheeley Agreement on the terms and conditions set forth below.

AGREEMENT

1.        Effective as of the date hereof, Section 2 of the Sheeley Agreement is amended as follows:

2.

Term of Employment.   Employee’s employment under this Agreement will commence as of the date of this Agreement and will continue until December 31, 2007 (the “End Date”), unless earlier terminated pursuant to Section 5 of this Agreement. After the End Date, Employee’s employment with the Company will be at-will, and either Employee or the Company may terminate Employee’s employment at any time, for any or no reason, and with or without notice and the terms of this Agreement will expire except as set forth in Section 13.9 of this Agreement or as otherwise expressly provided for herein.

2.        Effective as of the date hereof, Section 3.1 of the Sheeley Agreement is amended as follows:

3.1     Base Salary.   Company agrees to pay Employee at the rate of $13,000.00 per month, subject to adjustment as provided for in this Agreement. This Section 3.1 may be amended from time to time by a written agreement of the parties setting forth the then-current base salary payable by the Company to Employee. Employee will be paid his base salary in accordance with the Company’s standard payroll procedures.

3.        Effective as of the date hereof, Section 4 of the Sheeley Agreement is amended by adding a new Section 4.6 to read as follows:

4.6

2006 Performance Bonus.    Company agrees to pay Employee a 2006 performance bonus of $47,000.00, provided all of the following performance benchmarks are attained. This performance bonus replaces all prior 2006 performance compensation except for those listed in 4.1(c) of the Sheeley Agreement :

4.6.1	“Net Sales” of “Vaddio Product,” as both terms are defined in Section 4.1 of the Agreement, for calendar year 2006 exceed $8,700,000.00; and

4.6.2	“Gross Profit” (meaning the Net Sales less cost of goods sold) derived from the sale of Vaddio Product for calendar year 2006 exceeds $3,032,600.00; and

4.6.3

Employee has developed and presented a reasonable relocation plan to move the Vaddio operations on or before April, 1, 2007 from its present location to a location approved by the Company and being implemented by December 31, 2006; and

4.6.4	Headcount and operating expenses do not exceed originally budgeted 2006 numbers.

4.        Effective as of the date hereof, Section 4 of the Sheeley Agreement is amended by adding new Sections 4.7 and 4.8 to read as follows:

4.7

2007 Performance Bonus.    Provided the sale of the Vaddio operations is not closed prior to January 1, 2007, Company agrees to pay to Sheeley a 2007 performance bonus equal to five percent (5%) of the amount by which the Gross Profit derived from the sale of Vaddio Product, as defined in Section 4.6.2, during calendar year 2007 exceeds the Gross

Profit derived from the sale of Vaddio Product for the same period during calendar year 2006. The date of calculation shall be the earlier of: December 31, 2007; or the date on which the sale of the Vaddio operations is closed. The bonus will be paid no later than 90 days following the closing of the sale.

4.8

The operative provisions of Section 4.2, 4.3 and 4.5 shall apply to the bonus payable under new Section 4.6 and the operative provisions of Section 4.5 shall apply to the bonus payable under new Section 4.7.

5.       Effective as of the date hereof, Section 5.1(b) of the Sheeley Agreement is amended as follows:

(b)

At any time prior to the End Date, Employee may terminate his employment other than for Good Reason upon 30 days prior written notice to the Company. for purposes of this Section 5, “Good Reason” means: (i) the Company materially reducing Employee’s salary set forth in Section 3.1 of this Agreement; (ii) the Company requiring Employee, without Employee’s consent, to be based permanently outside a 100 mile radius of the Company’s principal office in Minneapolis, Minnesota; (iii) material breach by the Company of this Agreement; (iv) if a buyer of all or substantially all of the Vaddio operations does not either (A) agree to assume and be bound by the provisions of this Agreement or (B) hire Employee directly or indirectly to work for such buyer; or (v) the Company discontinues the Vaddio operations, other than as a result of the sale of the Vaddio operations to a third party.

6.       Effective as of the date hereof, Section 10 of the Sheeley Agreement is amended by adding a new Section 10.5 to read as follows:

10.5

Limit on Non-compete.   Notwithstanding any provision of this Agreement to the contrary, the non-competition and non-solicitation provisions of Sections 10.1, 10.2 and 10.3 of this Agreement shall continue to and expire on December 31, 2009.

7.     The Sheeley Agreement will remain in full force and effect, except as expressly modified herein.

8.     This Amendment is as of the 9th day of October, 2006, to be effective the 1st day of August, 2006.

/s/ Robin K. Sheeley
Robin K. Sheeley

NATURE VISION, INC.

By:	/s/ Michael R. Day
Its:	Chief Financial Officer